Exhibit 10.51


                                                License No: 3A- 01000



               EQUILINK LICENSING CORPORATION LICENSE AGREEMENT

      AGREEMENT, made and entered into this 4th day of March, 1998, by and between Equilink Licensing Corporation, a corporation organized under the laws of the State of Delaware, having its principal office at 1105 North Market Street, Wilmington, Delaware 11897 (hereinafter "Equilink"), Footstar Corporation, a corporation organized under the laws of Texas and having its principal office at 933 MacArthur Boulevard, Mahwah, New Jersey 07430 (hereinafter "Licensee").

                             W I T N E S S E T H:
      WHEREAS, Equilink is the exclusive licensee from MacMark Corporation, a Delaware corporation ("MacMark"), of the rights to use the trademark "MacGregor" for the products covered by this Agreement and its various forms set forth on Schedule A, including the forms described in United States, Trademark Registrations 1,282,555 and 1,353,044 (the "Trademarks"); and
      WHEREAS, Licensee desires to obtain the exclusive right to use the Trademarks in connection with the manufacture, advertisement, promotion and sale of Licensed Products in the Territory; and

      WHEREAS, Equilink is willing to grant a sublicense to Licensee with respect to the aforesaid Trademarks in the Territory in connection with the manufacture, advertisement, promotion, sale, offering for sale, and distribution of the Licensed Products on the terms and subject to the conditions hereinafter set forth;

      NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties hereby agree as follows:

      1. DEFINITIONS. Defined terms shall have the meanings assigned to them as set forth below:

            1.1 Advance. "Advance" shall mean the amount specified in Section 10.1 hereof as the Advance.

            1.2 Advertising Material. "Advertising Material" shall include all forms of advertising material, including packaging, labeling, hang tags, cartons and promotional material, regardless of media.

            1.3 Channels of Trade. The "Channels of Trade" shall be Kmart stores in the Territory.

            1.4 Cost. The Cost of licensed goods shall be the fully landed cost of the licensed goods for goods purchased outside the United States, such costs including but not limited to ex-factory price, freight, commissions, duties, insurance, brokers' fees and inland freight; provided, however, that there shall be excluded from fully landed cost of licensed goods any amounts paid by Licensee to its subsidiaries or affiliates, which are not paid or applied to satisfy or offset any item of cost set forth above paid to non-affiliates. Cost of licensed goods for items purchased domestically shall be the price paid by Licensee for the goods. Cost, for the purpose of calculating royalties, shall also exclude the cost of any samples and Licensed Products returned to the manufacturer.

            1.5    Effective Date.  The "Effective Date" shall be July
                   1, 1998.

            1.6    Initial  Term.   The "Initial Term" will be the
                   period commencing on the Effective Date and ending on June 30, 2001 unless sooner terminated pursuant to the terms and conditions of this Agreement.

            1.7 License Year. A "License Year" shall be the period commencing on the Effective Date and ending June 30, 1999, and with respect to each succeeding License Year, each succeeding twelve month period through the end of the Term.

            1.8 Licensed Products. The "Licensed Products" are sneakers and athletic shoes (but excluding skates and street, dress, casual or golf shoes) and laces for use on such shoes.

            1.9 Minimum GuarantThe Minimum Guaranty for any period shall mean the amounts specified in Section 10.1 hereof as the Minimum Guaranty for such period.

            1.10 Renewal Period. The "Renewal Period" shall be (assuming renewal has been made in accordance with the provisions of Section 3 hereof) the two year period commencing immediately after the end of the Initial Term and ending June 30, 2003.

            1.11 Royalty. The "Royalty" is the amount equal to three and one-half Percent (3.5%) of Cost.

            1.12 Term. The "Term" shall be the period comprised of the Initial Term and any Renewal Period.

            1.13  Territory.  The "Territory" will be the United
                  States, its territories and possessions (including but not limited to Guam and the U.S. Virgin
                  Islands).

            1.14 Trademarks. "Trademarks" means those specified in Schedule A.

      2. GRANT OF RIGHTS. Equilink grants to Licensee the exclusive non-transferable right (with no right to sublicense other than to affiliates operating Kmart stores in the Territory) and license to use the Trademarks within the Territory during the Term in connection with the manufacture, advertisement, promotion and sale of the Licensed Products. Licensee agrees not to sell any of the Licensed Products, nor to sell such Products to any party that could reasonably be expected to sell such Products, outside the Territory or Channels of Trade; provided, however, Licensee shall have the non-exclusive right to manufacture, subject to
Section 24, goods outside the Territory that bear the Trademark. The use of the Trademarks shall be in the forms as shown on Schedule A. Should Licensee desire to use the MacGregor trademark in any different form, Licensee may request Licensor's consent to do so, and if granted, Licensor shall apply for said trademark if warranted at a cost to be born by Licensor. Such additional trademark will then be added to Schedule A. Licensor shall be entitled to change the forms of the Trademarks shown on Schedule A by giving Licensee not less than ninety (90) days advance written notice of such change, it being agreed that in the event of any such change Licensee shall be entitled to sell out its then-current stock on hand and any goods representing orders placed prior to receipt of said notice. Each use of the registered Trademarks by Licensee shall immediately be followed by the symbol (R).

      3.     TERM.

            3.1 This Agreement shall become effective upon the Effective Date and shall continue for the Term, unless sooner terminated pursuant to the terms and conditions of this Agreement.

            3.2 Licensee shall have the option to renew this Agreement once for the Renewal Period provided that (i) Licensee gives Equilink notice of its desire to renew the Agreement in writing at least ninety (90) days before expiration of this Agreement, (ii) Licensee is not then in material breach of this Agreement (and any cure periods have lapsed), (iii) Licensee is not otherwise in material breach of any of its obligations under this Agreement at any time during the period commencing on the date of such renewal notice through the expiration date (and any cure periods have lapsed) and (iv) either (A) the aggregate dollar amount of the Cost of Licensed Products bearing the Trademarks in the second License Year of the Initial Term
(i.e., July 1, 1999- June 30, 2000), as determined on the last day of such License Year, to the Channels of Trade in the Territory equals at least $21,429,000 or (B) Licensee has paid the Minimum Guaranty due with respect to the third License Year of the Initial Term (i.e., July 1, 2000 - June
30, 2001) (it being agreed that the option to renew is not contingent upon prepayment of the Minimum Guaranty in the third License Year before the dates payment are otherwise due).

         3.3 If during the last License Year in the Renewal Period (the "Offer Period") Equilink obtains an offer which it is prepared to accept from an unaffiliated third party to license the Trademarks in the Territory upon the expiration of this Agreement after the Renewal Period, then, so long as Licensee is (i) not in material breach of any provision hereof upon the expiration of this Agreement, and (ii), subject to the immediately proceeding subclause (i), not in material breach (after the earlier of the expiration of applicable cure periods) on the date that Licensor delivers notice to Licensee of such offer, then Licensee shall have a right of first refusal as follows: Equilink shall provide Licensee with a description of the terms of any such proposed license. Licensee shall have seven (7) days from the delivery thereof to deliver to Equilink its written agreement to such terms and Equilink and Licensee shall negotiate in good faith to execute and deliver an amendment to this Agreement or new agreement, as the case may be, incorporating such terms within twenty (20) days after delivery to Licensee of a proposed form of such agreement. If a copy of the proposed license agreement is initially sent to Licensee, then Licensee shall have five (5) business days from the delivery of such proposed licensee agreement to execute and deliver to Equilink such agreement. Licensee's failure to do the foregoing within the applicable time period shall automatically be deemed to be a rejection of the offer to license and Equilink may enter into an agreement with the proposed licensee on substantially the same terms and subject to the same conditions as those offered to Licensee. In the event that during the Offer Period Equilink receives a new offer which it is prepared to accept from an unaffiliated third party (or Equilink offers revised terms to an unaffiliated third party) to license the Trademarks in the Territory on terms and conditions more favorable to such unaffiliated party in any material respect than those offered to Licensee under this Section, then Licensee shall have the right of first refusal provided for in this Section with respect to such revised offer. If Licensee and Equilink enter into a new agreement pursuant to this Section, then Licensee's failure to make payments and deliver reports required by this Agreement after expiration thereof shall, after expiration of any applicable cure period under this Agreement, constitute a breach of the new agreement.

      4.    QUALITY CONTROL.

            4.1 The quality of all Licensed Products produced by Licensee pursuant to this Agreement shall be of a high standard with respect to material and workmanship consistent with the American reputation of Equilink and with products comparable to the Licensed Products. Licensee recognizes that Equilink has a reputation for the highest quality and that Licensee must, therefore, maintain such quality in all Licensed Products. Licensee agrees to maintain the quality of goods sold by it under the trademark MacGregor at least commensurate with the then current average of such goods in the discount marketplace under such trade styles as Wilson, Franklin, Everlast, Spalding or Pro Spirit.

            4.2 Licensee agrees that the Licensed Products sold or distributed by it in association with the Trademarks shall be of high standard and of such style, appearance and quality as to be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Trademarks and the goodwill pertaining thereto. Licensee also agrees that the Licensed Products shall meet or exceed any and all government standards, regulations, guidelines, rules, laws or the like regarding such Licensed Products.

           4.3 To assure that the nature and quality of Licensed Products are satisfactory, Licensee shall, before selling or distributing any of the Licensed Products, furnish to Equilink, free of cost, for Equilink's written approval, a reasonable number (not more than twelve) of samples of each Licensed Product together with their cartons, containers, packaging, hang tags, wrapping, catalogs, brochures and advertising (collectively, "Related Material"). The quality and style of such Licensed Products and Related Material shall be subject to Equilink's prior approval. In the exercise of its sole judgment in good faith, Equilink may disapprove of any item submitted for approval and will provide the reasons for disapproval in reasonable detail. Equilink will use good faith efforts to promptly respond to requests for approval. Failure by Equilink to give approval within twenty (20) days from the date of submission will be deemed approval. After samples of the Licensed Products and Related Material have been approved pursuant to this Agreement, Licensee shall not depart therefrom in any material respect without Equilink's prior approval. Equilink shall have the right to withdraw its approval of approved samples of Licensed Products and Related Materials at any time if it is able to demonstrate that the quality of such Licensed Products and/or Related Materials has become unacceptable and deviate from the samples originally approved. Otherwise, Equilink will not withdraw its approval of any Licensed Product or Related Material

            4.4 After Licensee has commenced selling the Licensed Products, or at least once each year of this Agreement, upon Equilink's written request, Licensee shall furnish without cost to Equilink not more than ten (10) additional random samples of each Licensed Product being sold by Licensee hereunder, together with any cartons, containers and packaging or wrapping material used in connection therewith.

            4.5 If at any time the Licensed Products do not meet the quality level of the samples approved by Equilink, Equilink shall have the right to require Licensee to discontinue the use of the Trademarks in connection with the sale of the Licensed Products unless modifications sufficient to meet the quality level of the samples approved by Equilink, or otherwise satisfactory to Equilink are made within thirty (30) days from notice of disapproval.

      5.    LABELING, PACKAGING AND ADVERTISING.

            5.1 Licensee shall submit for approval of Equilink before the same are put into actual use, specimens of all Advertising Materials, including all labels, tags and packaging which Licensee proposes to use in connection with the sale of any of the Licensed Products under this Agreement. In the exercise of its sole judgment in good faith, Equilink may disapprove of any piece of Advertising Material, and will provide reasons, if any, for disapproval in reasonable detail. Failure by Equilink to give approval within twenty (20) days from the date of submission will be deemed approval.

           5.2 All labels and packaging material bearing the Trademarks and all Advertising Materials designed to promote Licensed Products bearing the Trademarks shall present the following legend keyed into the Trademarks:
"Trademark of MacMark Corporation. Used with permission.", or after receiving reasonable notice such other legend as Equilink may authorize in a manner that will indicate MacMark's ownership of the Trademarks.

      6. GOODWILL AND PROMOTIONAL VALUE. Licensee recognizes the great value of the goodwill associated with the Trademarks and acknowledges that the Trademarks, and all rights therein and the goodwill pertaining thereto, belong exclusively to Equilink. Licensee further recognizes and acknowledges that the Trademarks have acquired secondary meaning in the mind of the public.

      7.    ACKNOWLEDGMENTS.

            7.1 Licensee acknowledges and accepts all of Equilink's rights and interest in and to the Trademarks. Licensee agrees that it will not, during the Term of this Agreement or thereafter, attack or challenge in any forum the ownership and interest of Equilink, or any related company of Equilink, in and to the Trademarks, or the validity of this Agreement.

           7.2 Licensee acknowledges and agrees that neither this Agreement nor Licensee's exercise of its rights under this Agreement shall affect the ownership by Equilink of any of the goodwill or other rights of whatsoever nature pertaining to the Trademarks, and such goodwill or other rights pertaining to the Trademarks shall be and remain in the name of Equilink or related companies of Equilink.

      8.    TRADEMARK AND COPYRIGHT PROTECTION.

            8.1 All rights in the said Trademarks other than those specifically granted herein are reserved by Equilink for its own use and benefit.
Licensee shall at any time, whether during or after the term of this Agreement, take such actions reasonably required by Equilink to confirm its ownership of all such rights. Equilink agrees to take all steps necessary to complete registration of the Trademarks and during the Term to prevent others from attempting to register or use the Trademarks on the Licensed Products in the Territory. Equilink also agrees to hold Licensee harmless from and against any claims, suits, loss and damage arising out of failure of the above registration.

            8.2 The parties agree and intend that all artwork and designs created by Licensee or any other person or entity and used with the Trademarks shall remain the property of Licensee or such other person or entity or their assigns.

            8.3 Licensee agrees that in the event it learns of any use by any person of an infringement of the Trademarks, it shall promptly notify Equilink of such use and, if requested by Equilink, shall join with Equilink, at Equilink's expense, in such action as Equilink, in its discretion, may reasonably deem advisable for the protection of Equilink's rights therein; notwithstanding the foregoing, with respect to any infringement by Licensee or its sublicensees, manufacturers, affiliates or agents, Equilink shall have sole discretion to determine what action, if any, to take. Licensee shall have no right to take any action with respect to the Licensed Products without Equilink's prior written approval. If Equilink (i) fails to take any action against any use by a person of an infringement of any Trademark or (ii) fails to take reasonably prompt action against any such infringement, which infringement materially affects Licensee's rights under Section 2 hereof, then Licensee may request permission to take action or bring suit and, with prior written permission of Equilink, may take action or bring suit at its own expense, which consent shall not be unreasonably withheld; and provided, further, that Equilink shall have the right to assume control of such action (or the settlement or resolution thereof) at any time, but shall thereupon be responsible for its own further expense. No settlement may be entered into by Licensee without the written consent of Equilink which consent shall not be unreasonably withheld.

            8.4 Licensee will not alter, modify, dilute or misuse the Trade-marks, bring them into dispute or challenge, directly or indirectly, MacMark's or Equilink's rights in them or their validity. Licensee will not adopt, register or attempt to register any of the Trademarks as a trademark, service mark, or corporate name, as the case may be, or any confusingly similar mark, or any simulation or native or foreign equivalent of the Trademarks anywhere in the world.

            8.5 Licensee   will   reasonably   cooperate  with  Equilink  in
protecting, defending and registering the Trademarks at Equilink's expense.

      9. PROMOTION OF LICENSED PRODUCTS. Licensee shall use reasonable best efforts and facilities to promote the sale of the Licensed Products and to exploit the rights herein granted, and to diligently and continuously manufacture, prepare, deliver, sell, distribute, advertise and promote Licensed Products bearing the Trademarks.

      10.   ROYALTY OBLIGATIONS AND PAYMENTS.

            10.1 During the Initial Term and any Renewal Period, Licensee shall pay in each License Year the sums set forth below as a Minimum Guaranty against Royalties.

                                          Annual
            Term                          Minimum Guarantee
            ----                          -----------------
            Initial Term                  $     750,000
            Renewal Period                $     850,000


The Minimum Guaranty is payable by Licensee to Equilink without regard to the amount of sales of Licensed Products bearing the Trademarks.

           10.2 For each License Year in the Initial Term, the Minimum Guarantee, if not previously earned and paid to Equilink in Royalties, shall be payable in equal quarterly installments no later than thirty (30) days after the last day of each calendar quarter during the Initial Term.

            10.3 For the Renewal Period, if any, the Minimum Guaranty, if not previously earned and paid to Equilink in Royalties, shall be payable in equal quarterly installments each on no later than thirty (30) days after the last day of each calendar quarter during the Renewal Term.

            10.4 For and in consideration of the rights and licenses granted to Licensee hereunder, Licensee shall pay to Equilink the Royalty on the Cost of all the Licensed Products sold or distributed by or for Licensee. Royalties shall be paid by Licensee no later than thirty (30) days after the last day of each calendar quarter during the Term.

           10.5 The Royalty for the Initial Term and any Renewal Period shall never be less than the Minimum Guarantee for the Initial Term or Renewal Period, as the case may be. Royalties paid to Equilink pursuant to Section
10.2 or 10.3 for any calendar quarter may be credited against the Minimum Guarantee installment due in respect of such calendar quarter. To the extent that actual Royalties paid to Equilink in a calendar quarter exceed the installment of the Minimum Guarantee for such quarter, the amount of such excess may be credited against the installment of Minimum Guarantee due in the next succeeding calendar quarter in the same License Year in which such quarter occurs. Royalties paid in excess of the Minimum Guaranty for the Initial Term shall not be credited to the Minimum Guaranty for the Renewal Period. Once paid to Equilink, no part of the Minimum Guarantee is refundable.

           10.6 In the event that Kmart Corporation enters into a license to use the Trademark (the "Kmart License") at a royalty rate equal to the Blended Rate (defined below), then notwithstanding Section 10.4 and the first sentence of Section 10.5 hereof, Licensor will adjust the Royalty to the Blended Rate for so long as Kmart is required to pay the Blended Rate under such license. The "Blended Rate" on any date shall be the rate determined by dividing (x) the sum of the minimum royalty guarantee under the Kmart license and this Agreement on such date by (y) the sum, as determined on such date, of (A) the Minimum Guarantee under this Agreement divided by the Royalty plus (B) the minimum royalty guarantee under the Kmart License divided by the royalty rate (which is other than the Blended Rate) which Licensor offered in writing to accept from Kmart. If the Blended Rate is greater than the Royalty set forth in Section 1.11, then the Royalty will be as set forth in Section 1.11.

      11.   ROYALTY AND FINANCIAL REPORTS AND PAYMENTS.

           11.1 Licensee shall furnish to Equilink a Royalty report not later than thirty (30) days after the end of each calendar quarter for all Licensed Products bearing the Trademarks sold by or for it during such calendar quarter. The Royalty report shall be submitted in the format set forth in attached Schedule B and certified to be accurate by an appropriate financial officer of Licensee. Each report shall include the number, description, manufacturer's reference number and Cost of the Licensed Products purchased by Licensee during the quarter less any samples or returns made by Licensee during the relevant period to manufacturers.

          11.2 Each Royalty report submitted by Licensee to Equilink pursuant to Section 11.1 shall be accompanied by a check in payment of the Royalty or Minimum Guarantee, if such a payment is due, for the calendar quarter covered by the report.

           11.3 The first Royalty report shall be due October 30, 1998, and thereafter on the thirtieth (30th) day after each succeeding calendar quarter during the Initial Term and any Renewal Period. Royalty reports shall be provided for all subsequent calendar quarters regardless of whether or not any of the Licensed Products have been sold or distributed during the preceding quarter.

           11.4 The payment of the Royalty or Minimum Guarantee, as the case may be, shall be delivered to Equilink thirty (30) days from the end of the calendar quarter for which payment was due.

            11.5 All payments made hereunder shall be by check made payable to Equilink and shall be in United States currency.

            11.6 Licensee agrees to submit annual forecasts including customer SKU breakdowns and previous quarter actuals. An annual product roll-out schedule will be submitted to Equilink for each year this Agreement is in effect.

      12. ACCOUNTING STANDARDS FOR ROYALTY COMPUTATIONS. It is expressly understood and agreed that all computations relating to the determination of the amount of Royalties due and payable pursuant to this Agreement shall be made in accordance with the generally recognized and accepted accounting principles as reflected in the practice of U.S. independent certified public accountants. Licensee shall maintain adequate and accurate records in sufficient detail to enable all Royalties due to Equilink hereunder to be readily and accurately determined in accordance with such standards, and Licensee shall, upon Equilink's written request with reasonable advance notice permit such books and records to be examined and extracted by an accountant authorized to do so at any reasonable times during business hours. All such books and records shall be kept available by Licensee for at least two (2) years from the sale of the Licensed Products.

      13. MISTAKES IN PAYMENT. The receipt or acceptance by Equilink of any of the statements furnished pursuant to this Agreement, or of payments hereunder, or the cashing of any checks paid hereunder shall not preclude Equilink from questioning the correctness thereof. If any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made to the party to which such payment is owed.

      14. TERMINATION. Without prejudice to any other rights, this Agreement shall immediately and automatically terminate without need for further notice from Equilink at any time (except as otherwise set forth below):

            14.1 If Licensee or any of its affiliated companies fails to make any payment due hereunder or to deliver any of the statements herein referred to, and if such default continues for a period of ten (10) business days after written notice of such default is received by Licensee.

            14.2 At Equilink's option, if Licensee or any of its affiliated companies or any guarantor hereunder is unable to pay its liabilities when due, or makes any assignment for the benefit of creditors, or files or has filed against it any petition under bankruptcy laws, or is adjudicated as bankrupt or insolvent, or if any receiver is appointed for its business or property.

            14.3 If Licensee fails to perform or breaches any other material terms or conditions of this Agreement upon written notice to Licensee and thirty (30) days' opportunity to cure.

            14.4 If any governmental agency finds that the Licensed Products are defective in any way (other than because of use of the Trademarks as authorized hereunder), manner or form and after receiving notice thereof, Licensee does not promptly remedy such situation by removing the Licensed Products from sale or otherwise.

            14.5 If Equilink fails to perform or breaches any other material terms or conditions of this Agreement upon written notice to Equilink and thirty (30) days opportunity to cure.
 .

      15. COLLECTION COSTS. In addition to all other remedies available to Equilink at law or equity, Licensee shall pay Equilink immediately upon incurrence all reasonable costs and expenses (including legal fees) incurred by or on its behalf to collect past due royalty payments hereunder (unless there is a final adjudication that such amounts were not due).

      16.   SELL OFF.

            16.1 On the conditions that Licensee has paid all monies owed and has delivered all requisite reports to Licensor as of the expiration date and has provided Equilink within 10 business days after such expiration a written inventory statement specifying the number of each of the Licensed Products in Licensee's inventory as of the date of expiration of this Agreement, upon expiration (but not termination) of this Agreement, for a period of one hundred and eighty (180) days after such expiration Licensee will have the nonexclusive license to dispose of any Licensed Products in inventory in accordance with the terms and conditions of this Agreement and Licensee's usual practices and prices for each of the Licensed Products, provided that Licensee pays to Licensor all Royalties associated with the distribution of the Licensed Products as set forth in Section 10 above and that the amount of Royalties paid per unit of Licensed Products by Licensee for exploitation of such Licensed Products is no less than the average per unit dollar amount received by Licensor as a Royalty with respect to such Licensed Products during the twelve (12) months preceding expiration (excluding any units distributed at no charge or at or below cost). Licensee may not manufacture Licensed Products in anticipation of the expiration of this Agreement.

            16.2 Upon expiration or termination of this Agreement or sell-off period, if applicable, Licensee shall turn over at Cost to Licensor or, if requested by Licensor, destroy all remaining stock of the Licensed Products and, if requested, shall destroy all molds, plates and other materials in Licensee's control or possession that contain the Trademarks that were used in the manufacture of the Licensed Products, and an officer of Licensee will certify to Licensor in writing that Licensee has done so.

      17. REVERSION OF RIGHTS. Upon termination or expiration of this Agreement or sell-off period, if applicable, all license rights granted hereunder will immediately revert to Equilink, and Equilink may exploit such license rights itself or grant such rights to any third party, and Licensee will not reproduce, manufacture, sell or distribute any Licensed Products. Further, Licensee shall cancel or terminate all contracts, orders and requests for the manufacture or supply of any goods or services which involve or may lead to any use, application or exploitation of the Trademarks or the rights herein granted or any part thereof. Equilink may negotiate and contract with a third party with respect to licensing the Licensed Products bearing the Trademarks so long as Licensor does not convey any rights to use the Trademarks on Licensed Products during the Term hereof.

      18.   INSURANCE AND INDEMNIFICATION.

            18.1 Licensee agrees to hold harmless, defend and indemnify Equilink and its affiliates and each of their respective employees, directors and agents against any and all claims, suits, losses, expenses (including attorneys' fees), or damages directly or indirectly arising out of Licensee's promotion, advertising, manufacture, distribution or sale of the Licensed Products and the use by third parties of such Licensed Products promoted, manufactured, advertised, distributed or sold by Licensee, or out of any alleged unauthorized use of any patent, copyright, design, mark, process, idea, method, or device by Licensee in connection with the Licensed Products.

           18.2 During the Term and thereafter Equilink shall indemnify and hold harmless Licensee, its affiliates and each of their respective officers, directors, agents and employees for, from and against any claims, demands, causes of action, damages, and reasonable attorneys' fees for trademark infringement arising out of the use of the Trademarks as strictly authorized under this Agreement, provided that Equilink is given prompt notice of and shall have the option to undertake and conduct the defense of any such claim, demand or cause of action and further provided that Licensee shall cooperate in the defense of such claim as reasonably required by Equilink.

           18.3 Licensee shall acquire and maintain at its sole cost and expense throughout the term of this Agreement Commercial General Liability Insurance, including product liability and contractual liability insurance (hereinafter referred to as "Commercial General Liability Insurance"), underwritten by an insurance company which has been rated at least A-VI by the most recent edition of Best's insurance report. The financial status of insurance companies located outside the United States must be acceptable to Equilink. This insurance coverage shall provide protection against any and all claims, demands, causes of action or damages, including attorney's fees, arising out of any alleged defects in the Licensed Products, or any use thereof of not less than three million dollars ($3,000,000) combined single limit for personal injury and property damage with MacMark and Equilink named as an additional insured party. In addition, Licensee shall name MacMark and Equilink as an insured on any excess or umbrella policies carried by Licensee. Licensee may, at its option, self insure all or any portion of the above obligation.

            18.4  Licensee shall furnish to Equilink certificates
issued by the insurance company setting forth the amount of Commercial General Liability Insurance, the policy number, the date of expiration, and a provision that Equilink shall receive thirty (30) days written notice prior to termination, reduction, or modification of the coverage. Licensee's purchase of the Commercial General Liability Insurance or furnishing of the certificate of insurance shall not relieve Licensee of any other of its obligations or liabilities under this Agreement.

            18.5 Licensee agrees to provide Equilink with prompt notice of any claim, objection, suit or dispute of any kind concerning the Trademarks and/or MacMark's and Equilink's rightful ownership of rights thereto. Equilink shall have at least ninety (90) days after receipt of said notice to exercise the option to undertake and conduct the defense of any suit so brought, and if Equilink does not undertake to conduct the defense of any such claim or suit, no settlement of any such claim or suit shall be made without Equilink's prior written consent. Licensee agrees to reasonably cooperate fully with Equilink in any such action.

      19. REPRESENTATION AND WARRANTY. Each party represents and warrants to the other that it is under no legal impediment which would prevent it from signing this Agreement or performing obligations hereunder. Equilink further represents and warrants that it is authorized to grant this license and will not grant any license or take any action in contravention to Licensee's exclusive rights to sell Licensed Products in the Territory.

      20. NOTICES. Except as otherwise provided in this Agreement, all notices or other communications required or permitted to be given pursuant hereto shall be in writing and shall be valid and sufficient if dispatched by hand delivery, reliable courier (such as Federal Express), telecopier (with confirmed receipt), registered mail, postage prepaid, addressed as follows:

If to Equilink:   Equilink Licensing Corporation
                        c/o Riddell Sports Inc.
                        900 Third Avenue, 27th Floor
                        New York, NY  10022
                        TELECOPIER: (212) 826-5006
                        ATTENTION: GENERAL COUNSEL

with a copy to:   Riddell, Inc.
                        3670 N. Milwaukee Avenue
                        Chicago, IL  60641
                        TELECOPIER: (312) 794-6155
                        ATTENTION: CHIEF ACCOUNTING OFFICER

If to Licensee:   Footstar Corporation
                        933 MacArthur Boulevard
                        Mahwah, New Jersey 07430
                        TELECOPIER (201) 934-6761
                        ATTENTION: GENERAL COUNSEL

with a copy to:   Meldisco
                        933 MacArthur Boulevard
                        Mahwah, New Jersey 07430
                        TELECOPIER (201) 934-2642
                        ATTENTION:  PRESIDENT

Either party may change its address by notice given to the other party in the manner set forth above. Notices given by mail as herein provided shall be considered to have been given ten (10) days after the mailing thereof.

      21. WAIVER. The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions. All waivers hereunder must be made in writing, and failure at any time to require the other party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation.

      22. ASSIGNMENT. This Agreement shall bind and inure to the benefit of Licensee, Equilink and the successors and assigns of Equilink. The rights granted to and the duties and obligations undertaken by Licensee hereunder shall be exclusive to it and shall not without the prior written consent of Equilink be transferred, assigned, delegated or subcontracted, voluntarily or involuntarily, by operation of law or otherwise (including without limitation, upon merger) other than to an affiliated company of Licensee who is directly or indirectly involved in the operation of the footwear departments of Kmart stores in the Territory.

      23. NO JOINT VENTURE. The parties to this Agreement are independent contractors. Nothing in this Agreement shall be construed to make the parties agents of each other, partners or joint venturers or to permit either party to bind the other to any agreement or create any legal relationship other than that of licensee and licensor.

      24. MANUFACTURING SOURCE. Licensee represents that the Licensed Products will be manufactured for Licensee by a person or entity who agrees to be bound by the terms hereof, and each shall sign the attached Schedule C prior to the manufacture of the Licensed Products pursuant to this Agreement. Equilink agrees during the Term not to disclose the name of such manufacturers (unless such names become known to the public other than by disclosure by Licensor) or contact such manufacturers other than through Licensee in connection with this Agreement.

      25. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement should be invalid under applicable law, such provision or portion of such provision shall be ineffective to the extent of such invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      26. INJUNCTIVE RELIEF. Each party hereto acknowledges that the other's breach of this Agreement will result in immediate and irreparable damage to the other, and that money damages alone would be inadequate to compensate the other. Therefore, in the event of a breach or threatened breach of any provision of this Agreement by one party, the other party may, in addition to all other remedies, immediately obtain and enforce injunctive relief prohibiting such breach or compelling specific performance. Each party hereby irrevocably waives any requirement that the other party might have to post a bond in order to obtain such injunctive or other relief.

      27. SUBJECT HEADINGS. The subject headings of the Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

      28. FURTHER ASSURANCES. The parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated by this Agreement.

      29. LAW TO GOVERN. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of New York without regard to principles of conflict of law and Licensee hereby consents to jurisdiction in state and federal courts located in the United States, New York, New York.

      30. WRITTEN AGREEMENT TO GOVERN. This Agreement sets forth the entire understanding and supersedes all prior and contemporaneous agreements between the parties relating to the subject matter contained herein and merges all prior and contemporaneous discussions between them. Neither party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by an authorized representative of the party to be bound.

      31. LOSS OF CONTROL. If for any reason, the present management of Equilink is replaced or the controlling interest of Equilink is sold, this Agreement will remain in effect for the remainder of the Term.

      32. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                    EQUILINK LICENSING CORPORATION



Dated:                              By:   /s/ DAVID MAUER
                                    Name: David Mauer
                                    Title: Chief Executive Officer


                                    FOOTSTAR CORPORATION


Dated:                              By:   /s/ KENNETH ECKERT
                                    Name: Kenneth Eckert
                                    Title: Vice President